Exhibit 3.1

ARTICLES OF INCORPORATION
OF
ANALYSTS INTERNATIONAL CORPORATION

ARTICLE I

The name of the corporation is “ANALYSTS INTERNATIONAL CORPORATION.”

ARTICLE II

The corporation has general business purposes.

ARTICLE III

The duration of this corporation shall be perpetual.

ARTICLE IV

The location and post office address of this corporation’s registered office in the State of Minnesota shall be 3601 West 76th Street, Minneapolis, Minnesota 55435.

ARTICLE V

The total authorized number of shares of the Corporation shall be 24,000,000 common shares of the par value of ten cents (10¢) per share.

The shareholders shall have no preemptive or other rights to subscribe for any shares, or securities convertible into shares of the Corporation.

There shall be no cumulative voting of shares of the Corporation.

The Board of Directors is hereby authorized and empowered to accept or reject subscriptions for shares made after incorporation and to issue authorized but unissued shares from time to time for such consideration as the Board of Directors may determine, but not less than the par value of the shares so issued.

The Board of Directors is hereby authorized and empowered to fix the terms, provisions and conditions of options, warrants or rights to purchase or subscribe for shares of the Corporation, including the price or prices at which shares may be purchased and to authorize the issuance thereof.

At the Effective Time (as defined below), every one (1) outstanding share of the Corporation’s common shares will be converted into 0.20 shares of fully paid and non-assessable common shares.  The occurrence of conversion set forth above shall be referred to herein as the “Reverse Stock Split.”  In accordance with Minnesota Statutes Section 302A.423, no fractional shares shall be issued as a result of the Reverse Stock Split, and the Corporation shall pay in cash the fair value of such fraction of a share as of the consummation of the Reverse Stock Split as determined by the Corporation’s Board of Directors.  Each outstanding stock certificate of the Corporation that represented one or more shares of the Corporation’s common shares shall immediately after the Reverse Stock Split represent that number of common shares equal to the product obtained by multiplying (x) the number of shares represented on such certificate by (y) 0.20, rounded down to the nearest whole number.  The Reverse Stock Split shall become effective at the close of business February 26, 2010 (the “Effective Time”).

ARTICLE VI

The amount of stated capital with which the corporation will begin business shall be One Thousand Dollars ($1,000.00).

ARTICLE VII

The names and post office addresses of the first directors of the corporation are as follows:

1

Robert L. Crosby	1200 First National Bank Building
Minneapolis, Minnesota

Robert M. Skare	1200 First National Bank Building
Minneapolis, Minnesota

Harold C. Evarts	1200 First National Bank Building
Minneapolis, Minnesota

Said directors shall serve until the first annual meeting of shareholders subsequent to incorporation.  The number, qualifications, term of office, manner of election and powers and duties of the directors shall be specified by the shareholders in the By-Laws of the corporation.

ARTICLE VIII

The holders of a majority of the outstanding shares shall have power to authorize the sale, lease, exchange or other disposal of all or substantially all of the property and assets of this corporation including its good will, to amend the Articles of Incorporation of this corporation and adopt or reject an agreement of consolidation or merger.

ARTICLE IX

The Board of Directors shall have authority to make and alter the By-Laws of this corporation, subject to the power of the shareholder’s to change or repeal such By-Laws.

ARTICLE X

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.23 of the Minnesota Statutes, or (iv) for any transaction from which a director derived an improper personal benefit.  If the Minnesota Statutes are amended after approval by the shareholders of this article to authorize corporate action further approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not be adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.